Exhibit 4.5.2

CERTIFICATE OF REDUCTION

TO

CERTIFICATE OF DETERMINATION OF

PREFERENCES OF SERIES B PREFERRED STOCK

OF

SYNBIOTICS CORPORATION

(a California Corporation)

Christopher P. Hendy and Keith A. Butler hereby certify that:

A.    They are the Vice President and the Secretary, respectively, of Synbiotics Corporation, a California corporation (the “Corporation”).

B.    The Certificate of Determination of Preferences of Series B Preferred Stock of Synbiotics Corporation (the “Series B Certificate of Determination”) was filed with the Secretary of State of California on January 4, 2002.

C.    Pursuant to the authority given by the Corporation’s Articles of Incorporation, as amended to date, to decrease the number of shares constituting any series, the foregoing resolutions were duly adopted by the Board of Directors of the Corporation to decrease the number of shares constituting the Series B Preferred Stock:

“RESOLVED FURTHER, that upon the consummation of the transactions set forth in the Stock Swap Agreement, the 2,800 shares of Series B Preferred Stock shall be restored to the status of authorized but unissued shares of Series B Preferred Stock, and that immediately thereafter the authorized shares of Series B Preferred Stock shall be decreased from 4,000 shares to zero, with such 4,000 shares to be restored to the status of authorized but undesignated shares of Preferred Stock.”

“RESOLVED FURTHER, that Article 1 of Exhibit A to the Series B Certificate of Determination is amended to read in full as follows:

“Article 1.    Number of Shares; Designation

The series of Preferred Stock established hereby shall be designated the “Series B Preferred Stock” and the authorized number of shares of Series B Preferred Stock shall be zero.”

D.    The transactions set forth in the Stock Swap Agreement referenced in the resolutions set forth in Paragraph C above have been consummated.

E.    There are no shares of Series B Preferred Stock issued and outstanding as of the date hereof. The number of shares constituting the Series B Preferred Stock shall be decreased to zero.

F.    Upon the filing of this Certificate of Reduction, the Series B Certificate of Determination shall no longer be in force and the Series B Preferred Stock shall no longer be an authorized series of the Corporation in accordance with Section 401(f) of the California General Corporation Law.

IN WITNESS WHEREOF, the undersigned certify under penalty of perjury that they have read the foregoing Certificate of Reduction and know the contents thereof, and that the statements therein are true and correct of their own knowledge.

Executed in San Diego, California on December 5, 2002

/s/ CHRISTOPHER P. HENDY
Christopher P. Hendy, Vice President

/s/ KEITH A. BUTLER
Keith A. Butler, Secretary

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